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                     May 26, 2022

       Bret Yunker
       Chief Financial Officer
       Caesars Entertainment, Inc.
       100 West Liberty Street, 12th Floor
       Reno, Nevada 89501

                                                        Re: Caesars
Entertainment, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-36629

       Dear Bret Yunker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction